Exhibit 10.q

Employment Contract

The following contract is settled:

Between

MTS Sensor Technologie GmbH & Co. KG
5880 Lüdenscheid, Auf dem Schüffel 9

Hereinafter referred to as “Company”
And represented by Werner Ongyert

And

Joachim Hellwig

Hereinafter referred to as “Managing Director”

Article 1:   Scope of Duties

1.	Joachim Hellwig is appointed the Company’s Managing Director effective January 1, 1991. He is responsible for the management of the technical division.

2.	The Managing Director represents the Company jointly with another managing director or authorized representative in and out of court. The rights and obligations of the Managing Director are determined by requirements contained in this contract, the shareholders’ contract, the latest applicable by-laws and additional legal provisions.

3.	The Managing Director shall execute resolutions and general or special instructions decided upon by the shareholders’ meeting.

4.	The Company is entitled to appoint additional managing directors at any time, to assign the business responsibilities among several managing directors, as well as to change these at any time.

[Initials]

Article 2:   Scope of Management Authority

The Managing Director shall hold his office with the diligent care of a prudent businessman. All negotiations that lie outside of usual business operations require the prior approval of the shareholders’ meeting. They include in particular but not restricted to only these:

a)	Change of domicile and sale of the Company in whole or in part.

b)	Creating and closing branch offices.

c)	Founding, acquiring, and selling other companies or stakes in them.

d)	Absorption and closing of a business branch.

e)	Acquiring, selling, and encumbering properties and property-related rights as well as the associated obligatory contracts.

f)	Investment and operational maintenance measures that exceed an amount of DM 50,000 each, as well as the leasing of objects whose value exceeds DM 50,000 per item.

[Initials]

g)	Negotiating lease or rent contract for a duration exceeding one year or with a monthly obligation of more than DM 5,000.

h)	Hiring, promoting, and dismissing managers. Incurring retirement pay obligations as well as employee sharing in the Company’s profits, sales or assets.

i)	Mass layoffs or hiring, i.e. changes in the number of employees by more than 10 percent within one month.

j)	Taking over security collateral and incurring bills payable, as well as drawing credit of more than DM 30,000 per incident. Usual customer and supplier credit is exempt.

k)	Granting of securities of any type (e.g. pledges, assignments as security) and the authorization of credit outside of usual business transactions as well as assuming third-party liabilities. Exempted from these are loans to Company employees that do not exceed DM 5,000 per incident or a total amount of DM 25,000.

[Initials]

l)	Negotiating, changing, and terminating licensing and cooperation agreements.

m)	Initiating legal action.

n)	Negotiating, canceling, or changing contracts with relatives or in-laws of a partner or managing director.

o)	Granting or withdrawing general commercial power of attorney or limited commercial authority.

[Initials]

Article 3:   Compensation

As compensation for his duties, the Managing Director shall receive a fixed annual salary in the amount of DM 130,000.00 gross (in words: one hundred and thirty thousand German marks.)

The salary shall be paid in twelve equal monthly installments each at the end of a calendar month, after legally stipulated taxes have been deducted.

In the event of a shorter period of employment, compensation shall be prorated. With its payment, all activities of the Managing Director, including those above and beyond usual work or office hours shall be considered compensated.

2.	The basic salary shall be reviewed annually. The Company’s economic growth and the Managing Director’s personal performance shall be appropriately taken into account.

3.	In addition, the Managing Director can share in the Company’s success by means of a Management Variable Compensation Plan, which is enclosed for FY 1990/1991 and that can be modified for every fiscal year.

[Initials]

Article 4:   Additional Compensation

1.	To reimburse costs resulting from business trips, the Company’s guidelines, which are an integral component of this contract in this respect, shall apply.

2.	The Company shall provide the Managing Director with a company car. The company car may also be utilized for personal use. The Company shall pay for operating and maintenance costs. Operating costs associated with an unusual degree of personal use, taxation of cash-value benefit, and gasoline costs for personal use shall be assumed by the Managing Director. Upon termination of the employment contract, as well as for early release, the Managing Director shall promptly return the company car to the Company’s domicile. A right to retention regardless of the reason is excluded. It is agreed that the Managing Director shall use the provided vehicle until it must be replaced. The next vehicle shall be selected within the scope of MTS guidelines.

3.	The Managing Director shall have a complete medical check-up done every two years that takes into account in particular his ability and suitability to handle the loads associated with his professional work. He shall send the spokesman of the shareholders’ meeting a written letter regarding the medical examination’s findings.

[Initials]

Article 5:   Vacations

1.	The Managing Director is entitled to a paid annual vacation of 30 workdays. The vacation shall be taken in such a way that the Company’s needs are not adversely impacted.

Article 6:   Secondary Occupations

The Managing Director shall dedicate all his energy to the service of the Company. Taking on or continuing with secondary occupations requires the prior approval of the shareholders’ meeting. This also applies to major shareholding in other companies as well as involvement in supervisory boards of other companies. This provision also applies to work in associations and professional bodies. Prior approval shall be obtained from the Company for any published material, presentations, and reports.

Article 7:   Employee Inventions

The Managing Director’s job-related inventions shall be handled according to the provisions of the law regarding employee inventions dated July 25, 1957 as well as the referenced “Guidelines for the Compensation of Employee Inventions in the Private Sector” dated July 20, 1959.

[Initials]

Article 8:   Confidentiality

1.	The Managing Director shall maintain confidentiality in regard to all business and operational matters he has taken cognizance of within the scope of his work, especially business and operational secrets. This mandatory confidentiality shall also extend beyond the termination date of the employment relationship.

2.	Business and operational documents that the Managing Director holds within the scope of his employment relationship shall be maintained in a secure manner and provided to the Company upon request no later than the termination date of the employment contract. Preparing or retaining copies is not permitted. The same applies for all objects belonging to the Company directly or indirectly. In this respect, reimbursement for any rights to retention is excluded.

Article 9:   Prohibition to Compete

For a period of two years after termination of this contract, the Managing Director shall not work in any way for a company that is active in the Company’s area of operation, as well as not make any deals on his own behalf or that of third parties in this area of operation, and not acquire any direct or indirect stake in a company that is active in the Company’s area of operation.

[Initials]

Article 10:   Contract Duration and Termination

1.	The contract becomes effective on January 1, 1991 for an indefinite period.

2.	Each party may terminate this contract with a 6-month notice period.

3.	The dismissal of the Managing Director by the shareholders’ meeting resolution is possible at any time regardless of claims for remuneration. Dismissal is considered termination of the employment contract at the next permissible point in time.

4.	The termination notice must be writing to be effective.

5.	The Company is entitled at any time to place the Managing Director on paid vacation while continuing to pay his salary for the period between his notification date and the termination effective date.

6.	Without requiring any termination notice, this contract shall end in the year of the Managing Director’s 65th birthday.

7.	The right to termination without notice for good cause hereby remains unaffected. The Company reserves the right to limit or change the Managing Director’s scope of duties without presenting good cause.

[Initials]

Should the Managing Director not be able to work for more than six months due to illness or other reasons and an immediate return to work is not foreseen, the Company may terminate this contract effective immediately.

Article 11:   Final Provisions

1.	Agreements made outside of this contract were not made. Changes and additions to this contract must be in writing to be effective. This also applies to changing this format requirement.

2.	If any individual provisions of this contract are or become unenforceable, this shall not affect the validity of the remaining provisions. Instead of the unenforceable provision or to cover any loopholes in the contract, a suitable provision shall be agreed upon that best approximates what the parties had originally intended according to their economic purposes.

[Handwritten: Berlin, February 22, 1991]	[Handwritten: [illegible], March 15, 1991]
[signature]	[signature]